Term sheet No. 594J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement 17 dated August 11, 2008 and product supplement J dated June 27, 2008	Registration Statement No. 333-137902 Dated January 22, 2009; Rule 433

Deutsche Bank AG, London Branch

Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Components due February 25*, 2010

General

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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Components due February 25*, 2010 (the “BUyS”) are designed for investors who seek a return of 200.00% of the appreciation, if any, of a weighted basket of components at maturity, up to a Basket Return Cap (as defined below) of between 9.00% and 10.50% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 80.00% of their initial investment, subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about February 25*, 2010.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about January 22*, 2009 and are expected to settle three business days later on or about January 27*, 2009 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of A+ to notes, such as the BUyS offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:

The BUyS are linked to a basket consisting of the iShares® MSCI Emerging Markets Index Fund, the iShares® FTSE/Xinhua China 25 Index Fund and the ProShares UltraShort 20+ Year Treasury Fund (each, a “Basket Component” and collectively, the “Basket Components”).

Basket Component	NYSE Ticker	Component Weighting	Initial Component Level††

iShares® MSCI Emerging Markets Index Fund	EEM	33.34%
iShares® FTSE/Xinhua China 25 Index Fund	FXI	33.33%
ProShares UltraShort 20+ Year Treasury Fund	TBT	33.33%

†† The Initial Component Levels will be set on the Trade Date

Payment at Maturity:	•

If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Basket Return, subject to the Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•	If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount.

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If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your BUyS for every 1% that the Final Basket Level declines from the Initial Basket Level beyond the Buffer Level. Accordingly, if the Final Basket Level declines from the Initial Basket Level beyond the Buffer Level, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Final Basket Level declines from the Initial Basket Level by more than the Buffer Level, you could lose up to $800.00 per $1,000 face amount of BUyS.

Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal:

Final Basket Level – Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 x [1 + (iShares® MSCI Emerging Markets Index Fund return x 33.34%) + (iShares® FTSE/Xinhua China 25 Index Fund return x 33.33%) + (ProShares UltraShort 20+ Year Treasury Fund return x 33.33%)]

The return for each Basket Component is the percentage change from the respective Initial Component Level to the closing price of one share of the exchange traded fund on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for that exchange traded fund.

Buffer Level:	20.00%

Participation Rate:	200.00% upside participation

Basket Return Cap:	9.00% – 10.50% (to be determined on the Trade Date)

Maximum Return:	18.00% – 21.00% (equal to the Participation Rate multiplied by the Basket Return Cap, which will be determined on the Trade Date)

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting each fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	January 22*, 2009

Final Valuation Date:	February 22*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	February 25*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

Listing:	The BUyS will not be listed on any securities exchange.

CUSIP:	2515A0 YG 2

ISIN:	US2515A0YG20

*

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.

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A credit rating is not a recommendation to buy, sell, or hold the BUyS, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program Series A does not enhance, affect or address the likely performance of the BUyS other than the ability of the Issuer to meet its obligations.

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-9 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The BUyS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The BUyS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these BUyS are a part, and the more detailed information contained in underlying supplement no. 17 dated August 11, 2008 and product supplement J dated June 27, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the payment at maturity per BUyS face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 200.00%, a Buffer Level of 20.00%, a Basket Return Cap of 9.75% and a Maximum Return of 19.50% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	9.75%	$1,195.00	19.50%
175.00	75.00%	9.75%	$1,195.00	19.50%
150.00	50.00%	9.75%	$1,195.00	19.50%
140.00	40.00%	9.75%	$1,195.00	19.50%
125.00	25.00%	9.75%	$1,195.00	19.50%
110.00	10.00%	9.75%	$1,195.00	19.50%
109.75	9.75%	9.75%	$1,195.00	19.50%
105.00	5.00%	5.00%	$1,100.00	10.00%
102.00	2.00%	2.00%	$1,040.00	4.00%
101.00	1.00%	1.00%	$1,020.00	2.00%
100.00	0.00%	0.00%	$1,000.00	0.00%
99.00	-1.00%	-1.00%	$1,000.00	0.00%
98.00	-2.00%	-2.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$1,000.00	0.00%
85.00	-15.00%	-15.00%	$1,000.00	0.00%
80.00	-20.00%	-20.00%	$1,000.00	0.00%
70.00	-30.00%	-30.00%	$900.00	-10.00%
50.00	-50.00%	-50.00%	$700.00	-30.00%
25.00	-75.00%	-75.00%	$450.00	-55.00%
0.00	-100.00%	-100.00%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 102.00. Because the Basket percentage change of 2% is less than the Basket Return Cap of 9.75%, the investor receives a payment at maturity of $1,040.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 2.00% x 200.00%) = $1,040.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 125.00. Because the Basket percentage change of 25% is greater than the Basket Return Cap of 9.75%, the investor receives a payment at maturity of $1,195.00 per BUyS face amount, the maximum payment on the BUyS.

Payment at maturity = $1,000.00 + ($1,000.00 x 9.75% x 200.00%) = $1,195.00

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Because the 2% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 98.00 does not exceed the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000.00 per BUyS face amount.

Payment at maturity = $1,000.00

Example 4: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 70.00. Because the 30% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 70.00 exceeds the Buffer Level of 20.00%, the investor receives a payment at maturity of $900.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 20.00%)] = $900.00

Example 5: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 0 exceeds the Buffer Level of 20.00%, the investor receives a payment at maturity of $200.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-100.00% + 20.00%)] = $200.00

What is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical payment at maturity per $1,000 BUyS face amount for three hypothetical scenarios and assumes Initial Component Levels of 23.00 for the iShares® MSCI Emerging Markets Index Fund, 25.00 for the iShares® FTSE/Xinhua China 25 Index Fund and 39.00 for the ProShares UltraShort 20+ Year Treasury Fund. The actual Initial Component Levels will be set on Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on other Basket Components may outweigh the positive return and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1
Basket Component	iShares® MSCI Emerging Markets Index Fund (the “EEM”)	iShares® FTSE/Xinhua China 25 Index Fund (the “FXI”)	ProShares UltraShort 20+ Year Treasury Fund (the “TBT”)
Initial Component Level	23.00	25.00	39.00
Final Component Level	31.17	26.48	45.93
Basket Component Return	35.54%	5.93%	17.77%
Component Weighting	33.34%	33.33%	33.33%
Contribution to Basket	11.85%	1.98%	5.92%
Final Basket Level	119.75
Percentage Change in Basket Level	19.75%
Basket Return	9.75%
Payment at Maturity	$1,195.00

	Scenario 2
Basket Component	iShares® MSCI Emerging Markets Index Fund (the “EEM”)	iShares® FTSE/Xinhua China 25 Index Fund (the “FXI”)	ProShares UltraShort 20+ Year Treasury Fund (the “TBT”)
Initial Component Level	23.00	25.00	39.00
Final Component Level	10.58	22.75	28.47
Basket Component Return	-53.99%	-9.00%	-27.00%
Component Weighting	33.34%	33.33%	33.33%
Contribution to Basket	-18.00%	-3.00%	-9.00%
Final Basket Level	70.00
Percentage Change in Basket Level	-30.00%
Basket Return	-30.00%
Payment at Maturity	$900.00

	Scenario 3
Basket Component	iShares® MSCI Emerging Markets Index Fund (the “EEM”)	iShares® FTSE/Xinhua China 25 Index Fund (the “FXI”)	ProShares UltraShort 20+ Year Treasury Fund (the “TBT”)
Initial Component Level	23.00	25.00	39.00
Final Component Level	14.72	23.50	31.98
Basket Component Return	-35.99%	-6.00%	-18.00%
Component Weighting	33.34%	33.33%	33.33%
Contribution to Basket	-12.00%	-2.00%	-6.00%
Final Basket Level	80.00
Percentage Change in Basket Level	-20.00%
Basket Return	-20.00%
Payment at Maturity	$1,000.00

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 35.54%, 5.93% and 17.77% for EEM, the FXI and the TBT respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (EEM Return x EEM Weighting) + (FXI Return x FXI Weighting) + (TBT Return x TBT Weighting)]

	=	100 x [1 + (35.54% x 33.34%) + (5.93% x 33.33%) + (17.77% x 33.33%)]

	=	119.75

Because the Final Basket Level of 119.75 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,195.00 per $1,000 BUyS face amount, which is subject to the Maximum Return on the BUyS as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 9.75% x 200.00%)

	=	$1,195.00

Scenario 2: Scenario 2 assumes hypothetical returns of -53.99%, -9.00% and -27.00% for the EEM, the FXI and the TBT respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (EEM Return x EEM Weighting) + (FXI Return x FXI Weighting) + (TBT Return x TBT Weighting)]

	=	100 x [1 + (-53.99 x 33.34%) + (-9.00 x 33.33%) + (-27.00 x 33.33%)]

	=	70.00

Because the Final Basket Level of 70.00 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 20.00%, the investor will receive a payment at maturity of $900.00 per $1,000 BUyS face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-30.00% + 20.00%))

	=	$900.00

Scenario 3: Scenario 3 assumes hypothetical returns of -35.99%, -6.00% and -18.00% for the EEM, the FXI and the TBT respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (EEM Return x EEM Weighting) + (FXI Return x FXI Weighting) + (TBT Return x TBT Weighting)]

	=	100 x [1 + (-35.99 x 33.34%) + (-6.00 x 33.33%) + (-18.00 x 33.33%)]

	=	80.00

Because the Final Basket Level of 80.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000 per $1,000 BUyS face amount.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 9.00% and 10.50% (to be determined on the Trade Date), and therefore the maximum payment you can receive is between $1,180.00 and $1,210.00 (to be determined on the Trade Date) for each $1,000 face amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 20.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the face amount of your BUyS. For example, a Basket Return of -30.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the iShares® MSCI Emerging Markets Index Fund, the iShares® FTSE/Xinhua China 25 Index Fund and the ProShares UltraShort 20+ Year Treasury Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets and consists of the following 25 emerging markets component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The iShares® FTSE/Xinhua China 25 Index Fund

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The iShares® FTSE/Xinhua China 25 Index Fund trades on the NYSE under the ticker symbol “FXI.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® FTSE/Xinhua China 25 Index Fund. For more information on the iShares® FTSE/Xinhua China 25 Index Fund, see the information set forth under “The iShares FTSE/Xinhua China 25 Index Fund” in this term sheet. For more information on the FTSE/Xinhua China 25 Index, see the information set forth under “FTSE/Xinhua China 25 Index” in this term sheet.

The ProShares UltraShort 20+ Year Treasury Fund

The ProShares UltraShort 20+ Year Treasury Fund is an exchange-traded fund maintained and managed by ProShares. ProShare Advisors is the investment advisor to the ProShares UltraShort 20+ Year Treasury Fund. The ProShares UltraShort 20+ Year Treasury Fund seeks daily investment results, before fees and expenses and interest income earned on cash and financial instruments, that correspond to twice (200%) the inverse (opposite) of the daily performance of the Barclays Capital 20+ Year U.S. Treasury Index. If the ProShares UltraShort 20+ Year Treasury Fund is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any decrease in the Barclays Capital 20+ Year U.S. Treasury Index when the Barclays Capital 20+ Year U.S. Treasury Index declines on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any increase in the Barclays Capital 20+ Year U.S. Treasury Index when the Barclays Capital 20+ Year U.S. Treasury Index rises on a given day. The ProShares UltraShort 20+ Year Treasury Fund does not seek to achieve its stated investment objective over a period of time greater than one day. The ProShares UltraShort 20+ Year Treasury Fund trades on the NYSE under the ticker symbol “TBT.” This section is a summary only of the ProShares UltraShort 20+ Year Treasury Fund. For more information on the ProShares UltraShort 20+ Year Treasury Fund, see the information set forth under “The ProShares UltraShort 20+ Year Treasury Fund” in this term sheet. For more information on the Barclays Capital 20+ Year U.S. Treasury Index, see the information set forth under “The Barclays Capital 20+ Year U.S. Treasury Index” in this term sheet.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and your gain or loss on the BUyS should be long-term capital gain or loss if you hold the BUyS for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income on the BUyS might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the BUyS sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the BUyS in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $200.00 per $1,000 BUyS face amount. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Final Basket Level, as compared to the Initial Basket Level, beyond the Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP – As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 9.00% and 10.50% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 18.00% and 21.00% (to be determined on the Trade Date) and your payment at maturity will be limited to a maximum payment of between $1,180.00 and $1,210.00 for each $1,000 face amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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THE PROSHARES ULTRASHORT 20+ YEAR TREASURY FUND CARRIES LEVERAGED EXPOSURE – The ProShares UltraShort 20+ Year Treasury Fund moves on a leveraged basis in the opposite direction of U.S. Treasury prices, as reflected in the Barclays Capital 20+ Year U.S. Treasury Index. For example if U.S. Treasury prices increase 1% as reflected in the Barclays Capital 20+ Year U.S. Treasury Index, then the ProShares UltraShort 20+ Year Treasury Fund is expected to decrease by 2% (before fees, expenses and interest income) . As such, the BUyS carry the risk that increases in the Barclays Capital 20+ Year U.S. Treasury Index will be reflected by decreases in the ProShares UltraShort 20+ Year Treasury Fund on a leveraged basis.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full face amount of your BUyS, the original issue price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The BUyS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities underlying the Basket Components or holders of shares of an exchange traded fund would have.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Component to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the levels of the Basket Components on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the securities held by an exchange traded fund (while not paid to holders of the BUyS, dividend payments on the stocks held by an exchange traded fund may influence the market price of the shares of an exchange traded fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting an exchange traded fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component securities underlying each Basket Component;

•	interest and yield rates in the market generally and in the markets of the component securities underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component securities underlying the Basket Components;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factors, which will initially be set at 1.0, for certain events affecting the shares of each exchange traded fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of an exchange traded fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE EXCHANGE TRADED FUNDS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE EXCHANGE TRADED FUNDS – We are not affiliated with any exchange traded fund or the issuers of the component securities held by an exchange traded fund or underlying the index replicated by the exchange traded fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the exchange traded fund or underlying the index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the exchange traded fund or the component securities underlying the index or any of the issuers of the component securities held by the exchange traded fund or underlying the index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the exchange traded fund or underlying the index and the issuers of the component securities held by the exchange traded fund or underlying the index. Neither the exchange traded fund nor any of the issuers of the component securities held by the exchange traded fund or underlying the index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the exchange traded fund nor any of the issuers of the component securities held by the exchange traded fund or underlying the index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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THE PERFORMANCE OF THE PROSHARES ULTRASHORT 20+ YEAR TREASURY FUND MAY NOT CORRELATE TO TWO TIMES THE INVERSE OF THE PERFORMANCE OF ITS UNDERLYING INDEX – The ProShares UltraShort 20+ Year Treasury Fund uses aggressive investment techniques, including the use of futures contracts, options on futures contracts, securities and indexes, forward contracts, swap agreements and similar instruments and seeks to generate returns that correspond to twice (200%) of the inverse of the daily performance of the Barclays Capital 20+ Year U.S. Treasury Index. The ProShares UltraShort 20+ Year Treasury Fund does not seek to achieve its stated investment objective over a period of time greater than one day. The ProShares UltraShort 20+ Year Treasury Fund’s investment in financial instruments may involve a small investment relative to the amount of investment exposure assumed and may result in losses exceeding the amounts invested. Accordingly, the performance of the ProShares UltraShort 20+ Year Treasury Fund is likely, over time, to diverge from the index it seeks to track. A lack of correlation with the underlying index is especially likely during periods of volatility in the underlying index.

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ADJUSTMENTS TO THE ISHARES® MSCI EMERGING MARKETS INDEX FUND, THE ISHARES® FTSE/XINHUA CHINA 25 INDEX FUND AND THEIR INDICES COULD ADVERSELY AFFECT THE VALUE OF THE BUYS – Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund (each an “iShares® Fund”) which seek investment results that correspond generally to the level and yield performance, before fees and expenses, of their respective indices. The stocks included in the indices are selected by the publishers of each index. The indices are calculated and published by their respective publishers. The publishers can add, delete or substitute the stocks underlying the indices, which could change the value of the indices. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the iShares® Funds. Any of these actions could cause or contribute to large movements in the prices of the component securities held by either iShares® Fund, which could cause the price of either iShares® Fund’s shares to close at a level that results in a loss with respect to your BUyS.

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THE EXCHANGE TRADED FUNDS AND THEIR INDICES ARE DIFFERENT – The performance of the exchange traded funds may not exactly replicate the performance of the respective index because the fund will reflect transaction costs and fees that are not included in the calculation of the respective index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of each iShares® Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The funds may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to their respective underlying index and in managing cash flows.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the iShares® Funds respective indices are converted into U.S. dollars in calculating the level of each index. As a result, the holders of the BUyS will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the indices trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the indices, and the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the iShares® Funds’ respective indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the BUyS.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the BUyS is subject to the political and economic risks of emerging market countries through the iShares® Funds. The iShares® Funds underlying indices include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your BUyS.

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PAST PERFORMANCE OF AN EXCHANGE TRADED FUND, ITS INDEX OR OF THE COMPONENT SECURITIES HELD BY THE EXCHANGE TRADED FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of an exchange traded fund, its index or of the component securities held by the exchange traded fund over the life of the BUyS, may bear little relation to the historical levels of the exchange traded fund or of the component securities held by the exchange traded fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the exchange traded fund, its index or of the component securities held by the exchange traded fund.

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THE PROSHARES ULTRASHORT 20+ YEAR TREASURY FUND HAS LIMITED PERFORMANCE HISTORY – Publication of the Proshares UltraShort 20+ Year Treasury Fund began on May 1, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of Proshares UltraShort 20+ Year Treasury Fund was possible before this date.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A BUYS ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,”

and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the BUyS. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket, including a leveraged short Basket Component;

•	You are willing to invest in the BUyS based on the Participation Rate, indicated Basket Return Cap (the actual Basket Return Cap will be set on the Trade Date) and Buffer Level;

•	You are willing to lose up to 80.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket or to a leveraged short Basket Component;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

The iShares® FTSE/XINHUA China 25 Index Fund

We have derived all information contained in this term sheet regarding the iShares® FTSE/Xinhua China 25 Index Fund (the “FXI”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares®”), iShares® Trust, Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The FXI is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the FXI. The FXI is an exchange traded fund (“ETF”) that trades on the NYSE under the ticker symbol “FXI.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the FXI, please see the Prospectus, dated December 1, 2008. In addition, information about iShares® and the FXI may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of this term sheet or any pricing supplement.

Investment Objective and Strategy

The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the HKSE and are available to international investors, as measured by the FTSE/Xinhua China 25 Index.

The FXI uses a representative sampling strategy (as described below under “— Representative Sampling”) to track the FTSE/Xinhua China 25 Index. In addition, in order to improve its portfolio liquidity and its ability to track the FTSE/Xinhua China 25 Index, the FXI may invest up to 10% of its assets in futures contracts, options on futures contracts, other types of options, and swaps related to the FTSE/Xinhua China 25 Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates.

Representative Sampling

The FXI pursues a “representative sampling” strategy in attempting to track the performance of the FTSE/Xinhua China 25 Index, and generally does not hold all of the equity securities included in the FTSE/Xinhua China 25 Index. The FXI invests in a representative sample of securities in the FTSE/Xinhua China 25 Index, which have a similar investment profile as the FTSE/Xinhua China 25 Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the FTSE/Xinhua China 25 Index.

Correlation

The FTSE/Xinhua China 25 Index is a theoretical financial calculation, while the FXI is an actual investment portfolio. The performance of the FXI and the FTSE/Xinhua China 25 Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. BGFA expects that, over time, the correlation between a Fund’s performance and that of its underlying index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The FXI, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the FTSE/Xinhua China 25 Index.

Industry Concentration Policy

The FXI will concentrate its investments to approximately the same extent that the FTSE/Xinhua China 25 Index concentrates in a particular industry or group of industries.

Holdings Information

As of January 21, 2009, 99.92% of the FXI’s holdings consisted of stocks, 0.00% consisted of cash and 0.08% was in other assets, including dividends booked but not yet received. The following tables summarize the FXI’s top holdings in individual companies as of such date.

Top 10 holdings in individual securities as of January 21, 2009

Company	Percentage of Total Holdings
China Mobile LTD	10.04%
China Life Insurance CO-H.	9.08%
IND & COMM BK of China-H.	8.02%
Petrochina Co LTD-H	6.89%
China Construction Bank-H.	6.10%
China Telecom Corp LTD-H.	4.27%
CNOOC LTD	3.95%
Ping AN Insurance Group CO-H	3.94%
China Shenhua Energy CO-H	3.92%
China Merchants Bank-H	3.92%

The information above was compiled from the iShares® website. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement or any pricing supplement.

License Agreement with BGI

We have entered into an agreement with BGI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the FXI, which are owned and published by BGI, in connection with certain securities, including the BUyS.

ISHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO DEUTSCHE BANK AG. THE BUyS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE BUYS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE BUyS. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE BUyS.

FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE Xinhua Index Limited (“FTSE Xinhua”), a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the HKSE. FTSE/Xinhua Index Limited has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index.

Constructing the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities

Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

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Price: FTSE Xinhua must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FTSE Xinhua may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

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Liquidity: Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FTSE Xinhua will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

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New Issues: New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FTSE Xinhua, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following formula:

S ((pn1 × en1)× sn1 × fn1 × cn1)

d

n = 1,2,3 ……,n

where “p” is the latest trade price of the component security, “n” is the number of securities in the FTSE/Xinhua China 25 Index, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE Xinhua, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FTSE Xinhua at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE Xinhua excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%

Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement between FTSE Xinhua Limited and Deutsche Bank AG

We have entered into a non-exclusive license agreement with FTSE Xinhua Limited providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index, which is owned and published by FTSE Xinhua Limited, in connection with securities, including the BUyS.

THE BUYS ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE XINHUA INDEX LIMITED (“FTSE XINHUA”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “LSE”) OR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE XINHUA OR LSE OR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE/XINHUA CHINA 25 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE/XINHUA CHINA 25 INDEX IS COMPILED AND CALCULATED SOLELY BY FTSE XINHUA. HOWEVER, NEITHER FTSE XINHUA OR LSE OR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE/XINHUA CHINA 25 INDEX AND NEITHER FTSE XINHUA OR LSE OR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE™” and “Footsie™” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. All copyright in the index values and constituent list vests in FTSE International Limited. Deutsche Bank AG has obtained full license from FTSE International Limited to use such copyright in the creation of the BUyS.

ProShares UltraShort 20+ Year Treasury Fund

We obtained all information contained in this term sheet regarding the ProShares Ultra Short 20+ Year Treasury (the “TBT”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, ProShares Trust (“ProShares”)

and ProShare Advisors LLC (“ProShare Advisors”). The TBT is an investment portfolio maintained and managed by ProShares. ProShare Advisors is the investment advisor to the TBT. The TBT is an ETF that trades on the NYSE under the ticker symbol “TBT.”

ProShares Trust is a registered investment company organized as a Delaware statutory trust that consists of separate exchange-traded funds, including the TBT. Information provided to or filed with the SEC by ProShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-89822 and 811-21114, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding ProShares, ProShares Advisors and the TBT, please see the Prospectus, dated October 1, 2008 (as supplemented on December 1, 2008). In addition, information about ProShares and the TBT may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the ProShares website at www.proshares.com. Information contained in the ProShares website is not incorporated by reference in, and should not be considered a part of, this term sheet or any pricing supplement.

Investment Objective

The TBT seeks daily investment results, before fees and expenses and interest income earned on cash and financial instruments, that correspond to twice (200%) the inverse (opposite) of the daily performance of the Barclays Capital 20+ Year U.S. Treasury Index.

If the TBT is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any decrease in the Barclays Capital 20+ Year U.S. Treasury Index when the Barclays Capital 20+ Year U.S. Treasury Index declines on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, before fees and expenses and interest income earned on cash and financial instruments, as any increase in the Barclays Capital 20+ Year U.S. Treasury Index when the Barclays Capital 20+ Year U.S. Treasury Index rises on a given day.

The TBT does not seek to achieve its stated investment objective over a period of time greater than one day. The TBT’s investment objective is non-fundamental, meaning it may be changed by the Board of Trustees of ProShares Trust without the approval of TBT shareholders. The TBT reserves the right to substitute a different index or security for the index underlying its benchmark.

Principal Investment Strategies

The TBT’s principal investment strategies include:

•

Taking positions in financial instruments (including derivatives) that ProShare Advisors believes, in combination, should have similar daily return characteristics as twice (200%) the inverse of the Barclays Capital 20+ Year U.S. Treasury Index.

•

Committing at least 80% of its net assets, including any borrowings for investment purposes, to investments that, in combination, have economic characteristics that are inverse to those of the Barclays Capital 20+ Year U.S. Treasury Index.

•	Employing leveraged investment techniques in seeking its investment objective.

•	Investing assets not invested in financial instruments in debt instruments and/or money market instruments.

The information above was compiled from the ProShares website. Information contained in the ProShares website is not incorporated by reference in, and should not be considered a part of, this product supplement or any pricing supplement.

License Agreement with ProShares

We have entered into an agreement with ProShares providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the TBT, which is owned and published by ProShares, in connection with certain securities, including the BUyS.

PROSHARES HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF PROSHARES TO DEUTSCHE BANK AG. THE BUyS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY PROSHARES. PROSHARES MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE BUyS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE BUyS. PROSHARES HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE BUyS.

The Barclays Capital 20+ Year U.S. Treasury Index

We have derived all information contained in this term sheet regarding the Barclays Capital 20+ Year U.S. Treasury Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“BCI”). The Barclays Capital 20+ Year U.S. Treasury Index is calculated, maintained and published by BCI.

The Barclays Capital 20+ Year U.S. Treasury Index seeks to approximate the total rate of return of the long-term sector of the United States Treasury market. The Barclays Capital 20+ Year U.S. Treasury Index includes all publicly issued U.S. Treasury securities that meet the index criteria. The U.S. Treasury securities must have a remaining maturity greater than 20 years, be non-convertible, be denominated in U.S. dollars, be rated investment grade (at least Baa3 by Moody’s Investors Service or BBB- by S&P), be fixed rate, and have greater than $250 million par outstanding. The Barclays Capital 20+ Year U.S. Treasury Index is weighted by the relative market value of all securities meeting the index criteria. Certain special issues are excluded from the Barclays Capital 20+ Year U.S. Treasury Index, including flower bonds, targeted investor notes, U.S. Treasury inflation protected securities, state and local government series bonds, and coupon issues that have been stripped from assets already included.

Top Index Constituents as of December 31, 2008

Company	Percentage of Total Holdings
U.S. Treasury Bonds, 2/15/2036, 4.5%	16.90%
U.S. Treasury Bonds, 5/15/2038, 4.5%	14.36%
U.S. Treasury Bonds, 5/15/2030, 6.25%	11.92%
U.S. Treasury Bonds, 2/15/2031, 5.375%	11.10%
U.S. Treasury Bonds, 5/15/2037, 5%	10.65%
U.S. Treasury Bonds, 2/15/2038, 4.375%	10.63%
U.S. Treasury Bonds, 2/15/2037, 4.75%	10.33%
U.S. Treasury Bonds, 8/15/2029, 6.125%	7.18%
U.S. Treasury Bonds, 2/15/2029, 5.25%	6.94%

License Agreement with BCI

We have entered into an agreement with BCI providing us and certain of our affiliates or subsidiaries identified in that agreement with non-exclusive license and, for a fee, with the right to use the Barclays Capital 20+ Year U.S. Treasury Index, which is owned and published by BCI, in connection with certain securities, including the BUyS.

The BUyS are not sponsored, endorsed, sold or promoted by BCI. BCI makes no representation or warranty, express or implied, to the owners of the BUyS or any member of the public regarding the advisability of investing in securities generally or in the BUyS particularly. BCI’s only relationship to the Deutsche Bank AG is the licensing of certain trademarks, trade names and service marks of BCI and of the Index, which is determined, composed and calculated by BCI without regarding to Deutsche Bank AG or the BUyS. BCI has no obligation to take the needs of Deutsche Bank AG or the owners of the BUyS into consideration in determining, composing or calculating the Index. BCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BUyS to be issued or in the determination or calculation of the equation by which the BUyS are to be converted into cash. BCI has no obligation or liability in connection with the administration, marketing or trading of the BUyS.

BCI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BARCLAYS CAPITAL 20+ YEAR U.S. TREASURY INDEX OR ANY DATA INCLUDED THEREIN AND BCI SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF THE BUYS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BARCLAYS CAPITAL 20+ YEAR U.S. TREASURY INDEX OR ANY DATA INCLUDED THEREIN. BCI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BARCLAYS CAPITAL 20+ YEAR U.S. TREASURY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BCI HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BCI AND DEUTSCHE BANK AG.

Historical Information

The first two graphs show the historical performance of the iShares® MSCI Emerging Markets Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund, respectively, from December 20, 2006 through January 21, 2009. The third graph shows the historical performance of the ProShares UltraShort 20+ Year Treasury Fund from May 1, 2008 to January 21, 2009. Publication of the Proshares UltraShort 20+ Year Treasury Fund began on May 1, 2008, and thus it has a limited performance history. The closing level of the iShares® MSCI Emerging Markets Index Fund on January 21, 2009 was 22.69. The closing level of the iShares® FTSE/Xinhua China 25 Index Fund on January 21, 2009 was 25.10. The closing level of the ProShares UltraShort 20+ Year Treasury Fund on January 21, 2009 was 42.84. The fourth graph shows the retrospective performance of the Basket, calculated by setting the level of the basket on January 21, 2009 equal to 100.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level of the Basket or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the BUyS. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS face amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS face amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in the BUyS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the BUyS are to be issued more than three business days after the Trade Date.